EXHIBIT 99.1

Chanticleer Holdings Investor Update

Tuesday August 24, 2015

11:00 a.m. ET

John Nesbett, President of IMS

Good morning, and welcome to this Business Update and Review from Chanticleer Holdings.

On the call today we have Mike Pruitt, Chanticleer’s Chairman and Chief Executive Officer, Mark Roberson, Chanticleer’s Chief Operating Officer and Rich Adams, President and COO of Chanticleer’s American Burger Co.

Mike will review the Company’s business operations and growth strategies, Mark will detail the Company’s current financials and initiatives in the fast-casual space, including its recent and planned acquisitions and franchising opportunities, and Rich will discuss the strategies for the Company’s better-burger segment, including branding and synergies.

I’ll take a moment now to read the safe harbor statement:

During the course of this conference call we will make certain forward-looking statements. Any statements that are not historical facts contained in this call are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the company does not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

With that, we will now turn the call over to Mike Pruitt.

Mike Pruitt, Chairman and CEO

I appreciate all of you who have taken time to join Chanticleer’s first-ever investor call. We have been expanding rapidly over the past few quarters, and I am happy to have this opportunity to provide you with an update and fully articulate our business plan.

For those who are new to the Company, I believe it will be helpful to provide some background to set the stage and better understand where we are heading. I founded Chanticleer Holdings in 2005. Over the years, many have asked me where the name came from. Technically, a Chanticleer is a fierce and dominant rooster, but more relevantly, it is the mascot of my alma mater, Coastal Carolina University, where I played baseball, got a degree in business, and was fortunate to develop a personal relationship with Mr. Bob Brooks, the legendary founder and sole owner of Hooters of America. Mr. Brooks gave Chanticleer the opportunity to be the first and only investor in Hooters of America (HOA). With that investment, we received exclusive Hooters franchise rights in very appealing international markets as well as a right of refusal in the event HOA was ever sold.

In 2011, Chanticleer teamed with a group of private equity investors and exercised our first right to acquire HOA. As a result, Chanticleer today controls a 3% ownership stake in HOA and I have been a member of the HOA Board of Directors since the acquisition. HOA has performed very well since 2011 with EBITDA more than doubling and the value of our investment increasing nicely. In addition to conducting business as a Hooters franchisee, Chanticleer stands to benefit from any monetizing transaction of HOA, and last year we received a substantial dividend as an HOA shareholder.

We started our restaurant business by opening and investing in Hooters restaurants in South Africa, Europe, and Australia. Today, we currently control the exclusive franchise rights to develop and operate Hooters in South Africa, Australia, parts of Europe, as well as Oregon and Washington in the U.S. These properties, for the most part, have performed extraordinarily well. As an example, our Nottingham England location is one of the top 15 grossing Hooters in the world and number 3 internationally.

Owning and operating numerous Hooters franchises has provided a solid foundation and infrastructure for Chanticleer to grow, and in 2013, we began to execute on an expanded business model into the branded fast-casual restaurant category. It is in this vertical that we have been rapidly expanding both through acquisitions and new store openings. In fact, our better-burger group has now eclipsed our Hooters group in terms of number of store locations, and we expect that trend to continue as we grow organically and start franchising our fast-casual concepts.

As many of you know, last week we announced record revenues of $10.8 million for the second quarter of 2015 with restaurant EBITDA of a positive $1 million. In that quarter, we derived 55% of our restaurant revenue from Hooters and 45% from our other fast-casual brands. We have grown the number of our branded restaurants worldwide to 47 through a combination of new store openings, franchising and acquisitions. During the past year our restaurant store count more than doubled, and we expect that growth trend to continue as we added another 4 restaurants from our July acquisition of BT’s Burger Joint and plan to add another 8 restaurants from our planned acquisition of Little Big Burger in Oregon.

We have dramatically evolved and expanded our business and created an attractive long term growth platform driven by diverse revenue streams from our established and emerging restaurant brands. We believe our business model allows for multiple avenues in the future creating substantial shareholder value.

Our business strategy is two pronged; on one side we’re focused on growing the iconic Hooters brand in both the U.S. and multiple international markets. Concurrently, we are also growing our branded fast-casual and better-burger business through a combination of new store openings, acquisitions and franchising, with a focus of growing these highly-recognized local brands in their respective local regions. Domestically and internationally, our restaurants have high brand recognition in mid-to-upscale high-traffic markets. Our management teams at the local and corporate levels are made up of restaurant-industry veterans who are focused on operational excellence and driving performance.

On the call with me today are two of those executives, Rich Adams, who joined us in 2013 bringing 35 years of restaurant industry experience, including as regional vice president of CKE Restaurants, the parent company of Carl’s Jr. and Hardees. Rich also has successfully operated over 100 Burger King Franchises. He recently spent 12 years as a Vice President in both Franchising and company operated restaurants at Bojangles’. Rich oversees and manages our better-burger business, and you will hear from him in a moment. In May of this year, Mark Roberson joined as Chanticleer’s Chief Operating Officer. Mark has a very strong background with more than 25 years of public company finance and operations leadership experience, including in the restaurant and franchising business. Most recently he was CEO of a NASDAQ-listed gaming technology company where he led the company from early stage growth to profitability and successful acquisition. He also served in financial and operational management roles with Krispy Kreme and other larger public companies.

As part of our growth strategy, we successfully completed a rights offering at $2 per share in March 2015 which raised $7.8 million, and we laid out a cohesive plan tied to the use of proceeds at that time:

We said we’d close on the acquisitions of Washington DC-based BGR the Burger Joint and Charlotte-based BT’s Burger Joint; we closed BGR on March 18 and BT’s on July 1.

We said we would open new international Hooters locations; to date we’ve opened Townsville, Australia and Port Elizabeth, South Africa.

We’ve embarked on a franchising strategy for our better-burger business and opened our first Dallas, Texas BGR the Burger Joint. This is part of a 25-unit franchise agreement to expand BGR in the southwest region of the U.S. Additionally we’ve announced that we are preparing our Just Fresh -branded concept to begin franchising.

Given our progress and our current operating assets, including 47 restaurants having an aggregate annual revenue run-rate of approximately $45 million, I’m sure you can understand when I say that we don’t believe our current share price, which translates to $20 million market valuation, reflects the value of our Company.

With our proven international and local infrastructure, management expertise, solid brand portfolio, and scalable business model, we believe we are well positioned to drive the continued growth in sales, improved performance, and profitability to create substantial shareholder value.

To continue executing our plans, last week we announced a Rights Offering of our common stock to raise up to $10 million of capital to complete the acquisitions of Little Big Burger and increase our investment in Australia. The addition of Little Big Burger is immediately accretive, adding incremental EBITDA and bringing tremendous expansion possibilities, both organically and through franchising. The investment in Australia allows us increase our ownership of the 5 Hooters stores from 60% to 80%, providing greater control over a business which can generate significantly increased returns, and to acquire 50% of the Margaritaville in Darling Harbor, which may very well become our most profitable store in a short period of time.

On a pro forma basis, we expect to begin 2016 with 64 stores having an annual revenue run rate of more than $60 million and positive Restaurant EBITDA in the $6-$8 million range. At that stage, the Restaurant EBITDA contribution should allow Chanticleer, on a consolidated basis, to achieve sustainable positive EBITDA profitability.

As I said earlier, although we believe that our current share price does not reflect the value of our Company, we believe the Rights Offering provides an attractive opportunity for our existing loyal shareholders to participate as we raise the funds to complete these transactions while also preserving our large tax NOLs.

With that introduction I would like to turn the call over to Rich and Mark, after which I will provide some concluding remarks.

Rich Adams President and COO of Chanticleer’s American Burger Co.

Thanks, Mike.

As Mike mentioned, I have been in the restaurant business since my teens and moved up the ranks, running stores and franchising at Carl’s Jr, Hardees, Burger King and Bojangles’. When I decided to leave Bojangles’ to join Chanticleer, I was inspired by Mike’s vision and the chance to put together a world-class better-burger business, a category that I believe represents fantastic opportunity. Over the past two years, Chanticleer has grown from having no presence in the burger space to 31 locations, and we expect to continue to grow and end the year with 42.

I am very excited about the potential to grow our brands organically and through franchising.

While Mike and Mark will speak about the parent company and Hooters operations, I will specifically cover our growth strategy and specific initiatives underway within the burger group.

First, our strategy to enter the better-burger space was through acquisition.

The important attributes we seek when deciding upon an acquisition are the following:

We want well-established and highly-regarded multi-unit local brands operating with positive EBITDA. We are not interested in turn-around situations.

We look for a strong, loyal customer base, a cult-like following, and businesses that are consistently recognized in their local markets. For instance, BGR has consistently won the best burger award in the Washington DC area, beating out the likes of Shake Shack, Five Guys, and other large brands in that market.

There must be an opportunity for regional expansion, sales growth, margin improvement, and, importantly, franchising.

There must be an avenue to scale the business regionally or even nationally and internationally.

We’ve completed two acquisitions in the past six months; BGR the Burger Joint in March and BT’s Burger Joint in July.

BGR the Burger Joint is well established in the Mid-Atlantic region with nine company locations. Additionally, BGR has 13 franchise restaurants with 80 additional restaurants committed under current franchise agreements. BGR ended 2014 with over $15 million in system wide, and we believe BGR has tremendous growth potential for additional company and franchise locations.

We also recently announced that BGR engaged the branding and design firm Streetsense to further enhance its positioning in the better-burger space.

The addition of BT’s Burger Joint with four locations in North Carolina was an attractive transaction for us and one which accomplished several objectives: firstly, we took out a direct competitor in the market; second, we gained significant operating scale and will be able to consolidate and better drive local marketing; and third, we acquired fantastic real estate. The BT’s Burger Joint acquisition added over $4 million in revenue to the burger group.

Complementing these recent acquisitions is our definitive agreement to acquire Little Big Burger, with eight locations in Oregon generating $6 million in 2014 revenue and strong EBITDA margins.

Little Big Burger is the opportunity that I am probably most excited about because of its cult-like following and its scalable business model. It adds a regional brand and an enormous opportunity for us to launch a substantial franchising platform.

We are asked often if we plan to consolidate the various burger brands under one name, and the answer is no. These brands have achieved a tremendous level of consumer awareness and loyalty within their respective regions. We plan to build upon that momentum and expand in both local and contiguous markets where we are already strong. Many consumers, particularly the millennials, generally tend of avoid large national chains in favor of local, higher-quality options. On the operating side, we are realizing operating efficiencies and tangible cost-savings by leveraging the scale of our operations. We have national contracts with vendors and suppliers such as Coke, Sysco, US Foods, Heinz, McCain’s Potatoes, and Tyson Chicken whereby we are immediately able to reduce costs in acquired businesses. For example, cost of sales at our American Burger Company restaurants improved by more than 30% over the past year, and we expect to realize additional cost savings and margin improvements as the BGR, BT’s, and Little Big Burger acquisitions further increase our purchasing power. We can also overlay regional management, centralize accounting, and promote regional advertising.

In conclusion, we see enormous opportunity in the fast-casual and better-burger space to drive growth in regional store count from both new store openings and franchising to increase revenue and to improve operational performance. With that, I’ll turn the call over to Mark Roberson.

Mark Roberson, Chief Operating Officer

Thanks, Rich. Good morning, everyone.

As Mike described earlier, we have a long history with the Hooters brand, and that business continues to perform well, providing our business with a solid foundation. And as Rich described, with our recent fast-casual acquisitions, we are moving along a path that transitions Chanticleer from a single-concept franchisee to a larger, multi-brand restaurant operating company.

With that transition, the Company has significantly greater growth opportunities and the ability to drive revenue and profit growth.

With recent acquisitions and organic growth, we more than doubled system-wide store count to 47 over the past year.

As Mike mentioned earlier, revenues for our most recent quarter increased 65% to a record $10.8 million with our 47 stores now contributing approximately $44 million of annualized revenue and $4 million of annualized Restaurant EBITDA, a 68% increase from prior year.

As a result, we posted impressive revenue and restaurant EBITDA growth, on a consolidated basis; however, we reported negative EBITDA and EPS. We’ve had a number of questions regarding that gap between Restaurant Profitability and Consolidated Profitability, as well as our path to consolidated EBITDA profitability, so I want to address those two questions specifically on the call today.

For the second quarter, we reported $1 million of positive EBITDA at the restaurant level on $11 million in quarterly revenue; however, our consolidated adjusted EBITDA was negative $1 million, and we reported a loss of $0.24 per share.

Our quarterly EPS on a GAAP basis was negatively impacted by a few unusual and nonrecurring items in the quarter. We recorded a non-cash loss on early conversion of debt; so while reducing debt is positive, in this case, it did result in a one-time, non-cash charge of $640 thousand that negatively impacted the quarter. We also elected to close an underperforming store that was not profitable due to its poor location resulting in a charge of approximately $300 thousand. While these two actions are beneficial for the business, for the quarter they combined for a one-time charge of approximately $940 thousand or $.08 cents per share, and accounted for approximately 30% of the consolidated quarterly loss.

In addition, our general and administrative costs increased by $800 thousand in the quarter as compared to the prior year. That increase is related to increased headcount and infrastructure as we add stores and accelerate our franchising efforts and also include acquisition-related costs. We expect G&A as a percentage of revenue to decline over the second half of 2015 as we add scale and begin to leverage the business.

We have several initiatives underway to grow the number of stores, revenue, and EBITDA in the second half of the year to achieve the scale needed to achieve Consolidated EBITDA profitability.

To recap to initiatives: over the past six months we completed the acquisitions of BGR the Burger Joint and BT’s Burger Joint and also announced definitive agreements to acquire Little Big Burger in the Pacific Northwest and to increase our ownership in Australia from 60% to 80% while acquiring 50% of the Margaritaville in Darling Harbor. These acquisitions, combined with several new planned organic store openings in the second half, will add 17 new stores, bringing our expected year-end system-wide store count to 64.

As we add scale, several good things happen: we expand our control and profitability in Australia while also picking up a very attractive Margaritaville property; we add 8 highly profitable stores at LBB as well as the tremendous growth potential both through additional company stores and franchising.

As we add the scale, we anticipate doing so without significantly increasing G&A expenses.

On a pro forma basis, we expect to begin 2016 with 64 stores having a pro forma annual revenue run rate of more than $60 million and positive Restaurant EBITDA in the $6-$8 million range. At that stage, the contribution of Restaurant EBITDA should allow Chanticleer, on a consolidated pro forma basis, to achieve sustainable positive EBITDA for the first time, a significant milestone for the Company.

With 64 stores projected system-wide by end of year, Chanticleer will look much different entering 2016 than when we started 2015. We will be a stronger, more diversified, multi-brand operator with a rapidly expanding fast-casual better-burger business and a platform to expand our franchising model and benefit from ever-improving economies of scale.

With that I will turn it back over to Mike for concluding remarks.

Mike Pruitt, Chairman and CEO

Thanks, Mark and Rich.

This is a transformative time for our Company. We have established a proven operating and management infrastructure, starting with the executive team based in Charlotte, continuing to regional managers overseeing multi-store operations in both domestic and international markets. We have an outstanding portfolio of well-established and respected brands and a well-thought-out, scalable business model. We believe by continuing to drive growth and scale in our respective brands, there will be extraordinary optionality in the future to create substantial shareholder value. We believe the acquisition of Little Big Burger and the opportunity to increase our interest in Australia are important next steps for the Company’s continued growth, and we believe our recently-announced rights offering is the fairest and most efficient way to raise the capital needed to continue to advance the Company while also preserving our over $26.3 million net operating U.S. federal and state net operating loss carry-forwards.

Thank you for taking the time to join us today. As indicated in our press release announcing this call, due to our Rights Offering we will not have a Q&A session today. However, we will provide a Q&A document filed as a Form 8-K following the conclusion of the call.

Again, thank you for your continued support, we look forward to speaking to you again soon.